UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Lions Gate Entertainment Corp.

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Salem Partners LLC Misstatements vs. the Truth

This presentation addresses certain of the more misleading and careless statements made by Salem Partners LLC (“Salem”) in its report dated December 3, 2010 on behalf of Carl Icahn and affiliates against Lions Gate Entertainment Corp. (“Lionsgate”).

Misstatement	Truth
Misstatements regarding Lionsgate’s recent transactions

“Over $235 million has been invested in non-core assets that either are losing money (to date the Company has net losses of $77 from its interests in EPIX, FEARnet, Tiger Gate, Break.com and Roadside Attractions) or are in sharp decline, such as TV Guide.”

  As part of its disciplined three-phase strategic plan to create and build a diversified media business and generate significant shareholder value, Lionsgate continues expanding into domestic and international cable assets and new media platforms including TV Guide Network, EPIX, FEARnet and Break Media. These transactions have enhanced Lionsgate’s value.

TV Guide

  TV Guide Network has successfully secured and/or extended long term arrangements with Comcast, Cox, Charter, Mediacom and Verizon since the Lionsgate purchase and has maintained nearly all of its distribution footprint.

  The strategic rationale for the TV Guide Network purchase is clear: (i) a broadly distributed cable network for certain Lionsgate syndicated and new product (Lionsgate has created valuable franchises that have built significant value for AMC, Showtime and other networks) and (ii) diversification of cash flow in a space that Lionsgate knows well.

  Ratings for TV Guide Network are up 2% in prime over the same period a year ago [1].

  TV Guide Network has increased CPMs on national ads by 12% year-over-year (fiscal year estimate).

EPIX

  EPIX has achieved profitability in its first year since launch and has set in place seven major carriage deals to date, including a transformative agreement with Netflix earlier this year.

  EPIX, has, to date, concluded carriage agreements with six distributors, including with Verizon FiOS, Cox Communications, Charter Communications, Inc., Mediacom Communications, the NCTC, and DISH, and is now available to consumers in over 30 million homes.

  Recent analyst reports from Credit Suisse and Gabelli have valued EPIX between $590 and $800 million.  As noted by Gabelli & Co in a recent report “…strategy to build equity in a new channel rather than “rent” films to Showtime or another pay-TV channel has been validated.” [2]

  The sum (from Netflix) commanded by EPIX bodes well for Starz, which carries Walt Disney Co. and Sony Corp. movies and a deal to supply Netflix that expires in 2011, said Richard Greenfield, an analyst with BTIG LLC in New York.

Break Media

  Break Media reaches over 130 million people each month, half on its owned and operated properties. [3]

  Break Media has grown revenue at a 62% CAGR since 2007 and now operates the 32nd largest domestic media property and a top five video ad network. [4]

  Businessinsider.com has valued Break Media at $120 million based on revenue projections that we expect to exceed [5].

FEARNet

  Net income has been positive in each of the two last reported quarters.

  Lionsgate continues to earn significant fees from the licensing of its library product to the venture.

Mandate

  We purchased Mandate Pictures for $58.6 million in September 2007. Salem’s $129 million figure included production loans for undelivered films.

  Mandate has contributed in excess of $25 million of EBITDA since acquisition.

Roadside Attractions

  Since acquiring an interest in Roadside Attractions for an initial investment of $3 million in July 2007, Lionsgate has recognized approximately $4 million of profit to date from product associated with such interest.

Misstatements regarding Lionsgate’s corporate overhead and management compensation
“Lions Gate’s corporate overhead is 13.5% of SG&A, significantly higher than the 5.9% average of comparable publicly traded media companies.”

•        Lionsgate’s corporate overhead includes a significant amount of unallocated shared services costs such as accounting, finance, IT, business and legal, that are not allocated to individual business units, as compared to the larger, more decentralized companies listed in the Salem presentation.

•        For instance, Lionsgate’s overhead of its motion picture and television segment as a percent of revenue compared to the filmed entertainment segments of Viacom, Inc. and Time Warner are as follows:

•        The above table shows Lionsgate’s direct overhead in its motion picture segment to be significantly lower than two large competitors. This is illustrative of Lionsgate’s inclusion of those shared services in “corporate” where as certain of those costs are included in the film entertainment segment for the other companies.  Lionsgate believes that the only meaningful comparison of overhead is the comparison of  Lionsgate’s total overhead to the total overhead of other companies in its industry. The table set forth in Appendix A provides a comparison to such companies total overhead.

“Total compensation for Lions Gate’s top 5 executives of $15.2 million is nearly double that of the average middle market public company.”

•        During fiscal 2010, Lionsgate's Compensation Committee retained the services of Mercer (US), Inc. (“Mercer”), outside compensation consultants, to assist the committee in evaluating the Lionsgate's compensation programs, policies and objectives, and to provide advice and recommendations on the amount and form of executive and director compensation. Mercer reviewed and used the Entertainment Industry Survey created by third-party compensation firm Towers Perrin to assess Lionsgate's executive compensation levels for the top ranking executive officers of Lionsgate, relative to the market. The Towers Perrin survey included a competitive review and analysis of base salary, total cash compensation and total direct compensation for the highest ranking 20 executive officers of Lionsgate, matched by total compensation and level relative to Lionsgate's identified peer group. Mercer determined that Lionsgate's executive pay levels are generally below the 25th percentile of the Towers Perrin market data in terms of base salary, total cash compensation and total direct compensation, which is consistent with the Compensation Committee's targeted value for total direct compensation. [6], [7]

Misstatements regarding the Lionsgate’s library definition
“In our opinion, Lions Gate’s definition of “library” is inappropriate given industry convention.”

•        Lionsgate’s library definition, which it has used for more than a decade, has been consistently communicated and has continued to show revenue growth.

•        Lionsgate’s library definition is designed to reflect revenue after the title has experienced its initial and generally largest sales activity in each release window and, therefore, represents revenue generated after the initial period of exploitation in each media. Of course, library is replenished as new product has experienced its initial release, as with all libraries.

Misstatements regarding Lionsgate’s operating performance
“Company revenue has only grown an average of 8% per year since fiscal year 2008, a period during which the Company has been generating negative free cash flow from operations at an increasing rate.”

•        Lionsgate’s revenue has grown an average of 17% per year since fiscal 2007.

•        Lionsgate achieved its best ever EBITDA and revenue in 2010.

•        Lionsgate’s revenues have grown from $183 million in fiscal 2000 to approximately $1.6 billion in fiscal 2010.

•        Lionsgate’s revenues continue to grow in fiscal 2011, with revenue for the first two quarters of $783 million.

Misstatements regarding the adjusted EBITDA definition

“In 2009, the Company’s “adjusted EBITDA” excluded over $100 million in losses that the Company claimed were non recurring or extraordinary in nature, but were in fact from ordinary course operations of the Company.”

•        Lionsgate’s adjusted EBITDA metric is plainly disclosed in its fiscal 2010 press release announcing earnings [8], and includes items typically found in other adjusted EBITDA metrics used in the media space, such as stock based compensation and corporate defense charges. None of these adjustments relate to losses associated with lack of performance of its product.

•        The chart included in the Salem presentation was merely used by Lionsgate in an investor presentation from September 2009, to bridge fiscal 2009 actual performance to fiscal 2010  projected performance, by highlighting some of the key drivers that led to the EBITDA loss in that year.

Misstatements regarding Lionsgate’s share price performance
“…the only catalyst for any increase in [Lionsgate’s] stock price since [Icahn’s tender offer] has been subsequent increases in the Icahn tender offer price”	• Other Media company stocks have risen in a range of between 9.2% and 37.7% since prior to the initial Icahn tender. This is illustrated in the chart in Appendix B
Misstatements regarding equity research analyst views regarding Lionsgate
“Diversification makes [the] business ... harder to understand.” - David Bank, RBC Capital Markets, February 10, 2010	• The quote was taken out of context – the full quote was “Diversification Makes Business Stronger But Harder to Understand” [9]
“[The Company is] amazingly complex.” - James Marsh, an analyst with Piper Jaffray, Variety, December 2, 2010

•        “(Icahn’s) $7.50 offer is laughable…some analysts have a $10 per share 12-month target price on the stock, and that a takeover premium of $2 or so is within reason… Lionsgate is an amazingly complex company for shareholders to understand…Once an investor is able to size up this company, they take the long view.” [10]

[1] 4th quarter to date

[2] Credit Suisse report on 8/23/10 and Gabelli report on 8/20/10

[3] Source: Comscore

[4] Source: Comscore, Google Analytics

[5] http://www.businessinsider.com/digital-100#81-break-media-81

[6] Excerpted from Lionsgate’s preliminary proxy statement. Please see page 29 of Lionsgate's preliminary proxy statement filed on December 2, 2010 for further information.

[7] “Total direct compensation” means the aggregate amount of the executive's base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in Lionsgate's financial reporting.

[8] See Lionsgate’s fiscal 2010 press release dated June 1, 2010.

[9] David Bank, Diversification Makes Business Stronger But Harder to Understand, February 10, 2010.

[10] Variety, “Icahn’s offer for Lionsgate stock not very tempting.” By Tom Lowry. December 2, 2010.

Appendix A

*Lionsgate fiscal periods ended 2010, 2009, 2008
(Note: 2009 increase driven by TV Guide which was deconsolidated in subsequent period and $5.7 million in corporate defense cost, 8.9% excluding these items and 7.6% excluding stock based compensation)
* *Marvel fiscal periods ended 2008, 2007 and 2006
***News Corporation fiscal periods ended 2010, 2009 and 2008

Appendix B

Indexed Share Price Performance

Forward-Looking Statements

Certain statements in this document may constitute “forward‐looking” statements. Forward‐looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward‐looking statements as a result of various important actors, including, but not limited to, actions taken by the Carl Icahn and certain of his affiliates and associates, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10‐K filed with the SEC on June 1, 2010, its amendment to such Annual Report on Form 10‐K/A filed with the SEC on July 29, 2010, and the Company's Quarterly Report on Form 10‐Q filed with the SEC on November 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward‐looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “targets”, “positions”, “expects,” “intends,” “plans,” “projects,” “believes,” “provides”, “estimates” (or use of “E”), “forecasts” and similar expressions are used to identify these forward-looking statements. All estimates and projections used in this document are based on Lionsgate management estimates and projections, unless otherwise stated.

Additional Information

This presentation does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and Canadian securities regulators in connection with the annual meeting of shareholders and any proxy statement filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. Lionsgate has also filed a Solicitation/Recommendation Statement on Schedule 14D‐9 with the SEC and a directors’ circular with Canadian securities regulators regarding the pending unsolicited tender offer of Carl Icahn and certain of his affiliates and associates. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY, AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Annual Meeting or the unsolicited tender offer of Carl Icahn and certain of his affiliates and associates for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s proxy statement filed with the SEC on December 6, 2010, its Annual Report on Form 10‐K filed with the SEC on June 1, 2010, and its amendment to such Annual Report on Form 10‐K/A filed with the SEC on July 29, 2010. To the extent that holders of Lionsgate securities change after the date of the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.